Exhibit 10.4

DeFreitas & DelSanto, LLP
CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS	14 VER VALEN STREET, CLOSTER, N. J. 07624
CARL DEFREITAS, CFP, MBA, CPA (NJ)	TEL: (201) 784 – 0450
STEVEN DELSANTO, CPA (NY & NJ)	FAX: (201) 784 – 0316

February 3, 2014

Mr. Peter Levy
Chief Operating Officer & President
MYOS Corporation
45 Horsehill Road
Suite 106
Cedar Knolls, NJ 07927

ENGAGEMENT LETTER - February 2014 to January 2015

Dear Peter:

It is a pleasure and honor to be given the opportunity to provide accounting, tax and consulting services to MYOS Corporation ("the Company").

This letter is to confirm our understanding of the terms and objectives of our engagement and the nature and limitations of the services we will provide.

The parties agree that Carl DeFreitas will continue to accept the title of the Company's Chief Financial Officer.

These services will be provided by myself personally in my capacity as partner at DeFreitas & Delsanto, LLP and staff working under my direction and control.  These services will not constitute the conduct of an audit under generally accepted auditing standards or PCAOB auditing standards.

The services covered by this agreement are as follows:

•	Monthly accounting services: including updating quickbooks, bank reconciliations, creating sales invoices and purchase orders.
•	The preparation of monthly management or compiled reports (without disclosures) when requested by management.
•	Preparation of the annual corporate Federal and State tax returns.
•	Preparation of annul Form 1099s.
•	Preparation of the financial statements contained in the quarterly Form 10 - Qs and assistance with preparation of the remainder of the Form 10 - Q.
•	Preparation of the financial statements contained in the annual Form 10 - K and assistance with preparation of the remainder of the Form 10 - K.
•	Responsibility for providing the public accounting firm of the company with the necessary schedules and documentation necessary in order for them to complete the annual audit.
•	Preparing the computations for the testing of the impairment of goodwill.

This engagement shall be effective for the one year period commencing February 1, 2014 and ending January 31, 2015.  This agreement shall cover the monthly accounting for the period February 1, 2014 thru January 31, 2015 and shall include the Form 10 - K for 2013 and Form 10 - Qs the first three quarters of 2014.

Our engagement cannot be relied upon to disclose errors, fraud, or other illegal acts that may exist.  However, we will inform you of any material errors that come to our attention and any fraud that comes to our attention.  We will also inform you of any other illegal acts that come to our attention, unless clearly inconsequential.

It is our policy to retain engagement documentation for a period of seven years, after which time we will commence the process of destroying the contents of our engagement files.  To the extent we accumulate any of your original records during the engagement, those documents will be returned to you promptly upon completion of the engagement, and you will provide us with a receipt for the return of such records.  The balance of our engagement file, which we will provide to you at the conclusion of the engagement, is our property, and we will provide copies of such documents at our discretion and if compensated for any time and costs associated with the effort.

Our fees for this service shall be $180,000.00 and shall be payable on a monthly basis commencing February 1, 2014 thru January 1 2015.

Both parties agree that the compensation provided under this agreement shall be reviewed and reconsidered in June or July of 2014.

Additionally, upon agreement by both parties, payment may be made partially in the company's stock.

Both parties agree that any additional services beyond the scope of this engagement, shall be billed separately.

In addition, you agree to reimburse us for out-of-pocket costs incurred in connection with the performance of our services; such as for travel related expenses, overnight mail, etc.

If MYOS Corporation terminates this agreement, all unpaid fees due under this agreement shall be immediately paid in full.

We reserve the right to suspend our services or to withdraw from this engagement in the event that the payment of our fees is deemed delinquent.

In the event that we are or may be obligated to pay any cost, settlement, judgment, fine, penalty, or similar award or sanction as a result of a claim, investigation, or other proceeding instituted by any third party, and if such obligation is or may be a direct or indirect result of any inaccurate, incomplete, or misleading information that you provide to us during the course of this engagement (with or without your knowledge or intent), you agree to indemnify us, defend us (with counsel of our choosing), and hold us harmless as against such obligation.

In the event we are required to respond to a subpoena, court order or other legal process for the production of documents and/or testimony relative to information we obtained and/or prepared during the course of this engagement, you agree to compensate us at our standard hourly rates, for the time we expend in connection with such response.

In connection with this engagement, we may communicate with you or others via email transmission.  As emails can be intercepted and read, disclosed, or otherwise used or communicated by an unintended third party, or may not be delivered to each of the parties to whom they are directed and only to such parties, we cannot guarantee or warrant that emails from us will be properly delivered and read only by the addressee.  Therefore, we specifically disclaim and waive any liability or responsibility whatsoever for interception or unintentional disclosure of emails transmitted by us in connection with the performance of this engagement.  In that regard, you agree that we shall have no liability for any loss or damage to any person or entity resulting from the use of email transmissions, including any consequential, incidental, direct, indirect, or special damages, such as loss of revenues or anticipated profits, or disclosure or communication of confidential or proprietary information.

This engagement letter is contractual in nature, is for a one year term, is binding on both parties and includes all of the relevant terms that will govern the engagement for which it has been prepared.  The terms of this letter supersede any prior oral or written representations or commitments by or between the parties.  Any material changes or additions to the terms set forth in this letter will only become effective if evidenced by a written amendment to this letter, signed by all of the parties.

Hold Harmless

Inasmuch as the Company has requested that Carl DeFreitas perform certain duties and functions as the Company's Chief Financial Officer, including the signing of SEC periodic reports and certifications, it is understood that the relationship that DeFreitas & DelSantp, LLP has with the Company may become an "excluded " service under the terms of its professional liability insurance policy.  Additionally, Carl DeFreitas may become liable as an Officer of the Company in shareholder or other actions against the Company.  Accordingly, MYOS agrees to hold DeFreitas & Delsanto LLP, and its partners, including Carl DeFreitas harmless from any action or claim of professional malpractice or negligence and agrees that it will not institute any action against them in any court as it relates to the performance of professional accounting, tax & consulting services.  MYOS further warrants that Carl DeFreitas is covered under the Company's Director and Officers' liability insurance policy.
If, after full consideration and consultation with counsel if so desired, you agree that the foregoing terms shall govern this engagement, please sign this letter in the space provided and return the original signed letter to me, keeping a fully-executed copy for your records.

Thank you for your attention to this matter, and please contact me with any questions that you may have.

Very truly yours,

/s/ Carl DeFreitas

Carl DeFreitas, CPA

ACCEPTED AND AGREED:

/s/ Peter Levy	2/3/14
Peter Levy	Date
President